Exhibit 10.85
Letter Agreement, dated April 30, 2009, by and between Mr. Mark Lama and NationsHealth, Inc.

NATIONSHEALTH, INC.
13630 NW 8th Street, Suite 210
Sunrise, Florida 33325
(954) 903-5000
April 30, 2009
Mark Lama
225 Potter Road
West Palm Beach, Florida 33405
          Re:      Interim Employment Letter
Dear Mark:
As you know, you and NationsHealth, Inc., a Delaware corporation (the “Company”) entered into that certain Employment Agreement, dated as of the date hereof (the “Employment Agreement”) and such Employment Agreement shall not become effective until the “Effective Date” as defined in Section 15 of the Employment Agreement.
     Term. This letter sets forth the terms and conditions of your employment with the Company from April 16, 2009, which was the start date of your employment with the Company, and the Letter Termination Date (as defined below).
     Position. During the term of your employment under this letter agreement, you shall be employed as a Senior Vice President of the Company.
     Compensation. During the term of your employment under this letter, you will receive the following:
          Salary. A base salary at the rate of $300,000 per year, payable in accordance with the Company’s payroll policies, but in no event less frequently than monthly (the “Executive’s Salary”).
          Benefits. You shall be eligible to participate in the employee benefit plans available to executives of the Company, including without limitation the Company’s health insurance plans. Under the terms of the Company’s health insurance plan, you will be eligible to participate in such plan, without limitations as to pre-existing conditions, on June 1, 2009.
          Expenses. You will be entitled to reimbursement for business expenses in accordance with the Company’s expense reimbursement policies in effect from time to time. In addition, you shall be entitled to a commuting expense of $63.00 per day for each day that you commute to the Company’s principal executive offices.
     Termination of Employment Letter. This employment letter shall automatically terminate on the earliest of (i) the Effective Date or (ii) the termination of the Merger Agreement (“Letter Termination Date”).

     Employment Following the Letter Termination Date. In the event that your employment extends beyond the Letter Termination Date, then such employment shall be on an at will basis following the Letter Termination Date, provided, however, except as set forth in the Termination of Employment Section below, if the Effective Date occurs after the Letter Termination Date, then the Employment Agreement shall be in effect from and after the Effective Date.
     Termination of Employment. The parties intend that you will be employed by the Company through the Letter Termination Date and neither party intends to terminate your employment prior to the Letter Termination Date. In the event that (a) the Company terminates your employment with the Company other than for Cause prior to the Letter Termination Date or (b) you terminate your employment with the Company for Good Reason prior to the Letter Termination Date, the Company shall continue to pay the Executive’s Salary until the Letter Termination Date. In the event that either you or the Company terminates your employment with the Company after the Letter Termination Date, then (A) neither the Company nor you will owe the other party anything (except that the Company will owe you any accrued but unpaid salary, benefits and expense reimbursement through the date of termination of your employment with the Company) and (B) the Employment Agreement will become null and void and not be effective even if the Effective Date ultimately occurs.
     Definitions. Capitalized terms used herein but not defined shall have the meanings given such terms in the Employment Agreement.
The terms of this letter agreement are confidential. The provisions set forth in Sections 4(a) (Confidential Information), 8 (Waiver of Breach), 9 (Severability), 10 (Notice), 11 (Amendment), 12 (Counterparts and Fax Signatures), 13 (Applicable Law), 14 (No Assignments), 17 (Entire Agreement), 18 (Separation from Service) and 19 (409A) of the Employment Agreement are incorporated herein by reference.

If the foregoing correctly reflects our agreement as to the matters discussed herein, please indicate your acceptance by signing in the indicated space below.

By:	/s/ Glenn Parker Glenn Parker Chief Executive Officer
NationsHealth, Inc.
Acknowledged and Agreed:

/s/ Mark Lama Mark Lama

3